EXHIBIT 21.1

                   LIST OF SUBSIDIARIES OF PRACTICEXPERT, INC.

1)   Cancer Care Network was incorporated in Oklahoma

2)   Healthcare   Administrative  Management  Corporation  was  incorporated  in
     California.

3)   Healthcare Billing Solutions, Inc. was incorporated in Montana.

4)   KR Johnson & Associates, Inc. was incorporated in Idaho.

5) National Health Care Management Services, Inc. was incorporated in West Virginia.

6)   PracticeXpert of Texas, Inc. was incorporated in Texas.

7)   Practice Xpert Services Corp. was incorporated in California.

8)   PracticeXpert of Oklahoma, Inc. was incorporated in Oklahoma.



                                       50